UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2004

RED ROBIN GOURMET BURGERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-49916	84-1573084
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6312 S. Fiddlers Green Circle Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 846-6000

Not Applicable

Former name or former address, if changed since last report

Item 10. Amendments To The Registrants Code Of Ethics, Or Waiver Of A Provision Of The Code Of Ethics

On June 2, 2004, the Board of Directors of Red Robin Gourmet Burgers, Inc. (the “Company”), upon the recommendation of the Audit Committee, passed a resolution which grants a waiver of Item II F., Diversion of a Corporate Opportunity, under the Company’s Code of Ethics. This waiver was granted to the Company’s Chief Executive Officer, Michael J. Snyder and it’s Senior Vice President of Restaurant Operations, Robert J. Merullo. Mr. Snyder abstained from the vote upon the Board of Directors’ resolution.

Mr. Snyder and Mr. Merullo own 31.0% and 7.0%, respectively, of Mach Robin, LLC (Mach Robin), which operates Red Robin restaurants in Illinois, New Mexico, Idaho and Nevada. An entity controlled by Mach Robin also operates 19 Red Robin restaurants in two Canadian Provinces. The Board granted the waiver with respect to conflicts of interest resulting from proposed area development agreements between Red Robin International, Inc. and Mach Robin granting franchise development rights to Mach Robin in Reno, Nevada, and a portion of Chicago, Illinois. Specifically, the Chicago development agreement was a renewal of an existing agreement that amended the terms to reduce the number of counties for which Mach Robin has development rights, and the purpose of the Reno development agreement was to document and renew an existing arrangement with Mach Robin.

The Audit Committee determined that the terms of the two agreements were no less favorable to the Company than the terms that could have been negotiated with other, unrelated parties.

The Company’s Code of Ethics is posted on the Company’s website at www.redrobin.com.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED ROBIN GOURMET BURGERS, INC., a Delaware corporation

	By:	/s/ James P. McCloskey
Date: June 9, 2004		Chief Financial Officer